Exhibit 99.1

ChromaDex and Nestlé Health Science Announce New Niagen® Commercial Supply Agreement and $5 Million Investment

–	The new agreement extends non-exclusive rights to sell Niagen® in multi-ingredient dietary supplements
–	The agreement includes an initial Niagen® ingredient purchase commitment of $1.975 million in 2022
–	ChromaDex will be eligible to receive commercial milestone payments, as well as tiered royalties, related to the sale of Nestlé’s Niagen® containing products

LOS ANGELES -- (BUSINESS WIRE) – ChromaDex Corp. (NASDAQ:CDXC) (“the Company” or “ChromaDex”) a global bioscience company dedicated to healthy aging, announced today a new long term commercial license and supply agreement with Nestlé Health Science, a global leader in science-based nutritional health solutions. The new agreement expands the previous supply agreement executed in 2018 to include dietary supplements. The agreement provides Nestlé Health Science the non-exclusive right to manufacture, market, distribute, and sell products using nicotinamide riboside or NR, trademarked Niagen®, under its brands world-wide, except where ChromaDex has existing exclusive distribution agreements.

Rob Fried, CEO of ChromaDex commented, “Niagen® is one of the most important new ingredients to have emerged in decades and we are excited to work with the marketing and science departments of the largest dietary supplement and food company in the world to help take it to the next level.”

Approved product categories include medical nutritional, functional food and beverage, and multi-ingredient dietary supplements. Consideration for the rights granted to Nestlé Health Science under the agreement include a $1.975 million initial purchase of Niagen®. ChromaDex will also receive certain future commercial milestone payments upon achievement of certain net sales targets and tiered royalties relating to net sales. In conjunction with the agreement, the Company entered into a securities purchase agreement where Nestlé Health Science agreed to purchase 3,816,794 shares of the Company’s common stock, based on the volume weighted average price of the Company’s common stock for the ten trading days preceding October 10, 2022 ($1.31 per share) for gross proceeds of $5 million pursuant to a registered direct offering. The securities purchase agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing.

“We are excited with this opportunity to incorporate the leading booster of nicotinamide adenine dinucleotide (NAD+) into our growing portfolio of science-based consumer health, medical nutrition and supplement products,” said Greg Behar, CEO of Nestlé Health Science. “As lifespans increase globally, it’s critical that we find innovative, nutritional solutions to help people stay active and healthy for as long as possible. Niagen® is a premium, science backed ingredient that fits perfectly within our portfolio, increasing NAD+ for cellular energy support, so consumers can continue to do the things they love.”

ChromaDex’s proprietary ingredient, Niagen®, is sold directly to consumers as Tru Niagen®, which is backed by clinical and scientific research establishing its safety and efficacy at elevating the coenzyme nicotinamide adenine dinucleotide (NAD+) in humans. NAD+ is an important metabolite involved in virtually every metabolic process in the body, most notably energy metabolism and cell repair.

The registered direct offering described above is being made pursuant to a shelf registration statement the Company filed with the Securities and Exchange Commission, or SEC, on June 12, 2020, which became effective on June 26, 2020 (File No. 333-239144) and a related prospectus supplement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

For additional information on the science supporting Niagen® visit www.chromadex.com.

Important Note on Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements with respect to the closing of the transaction contemplated by the securities purchase agreement and potential for the Company to be entitled to milestone payments. These forward-looking statements are based upon the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the satisfaction of customary closing conditions related to the securities purchase agreement and achievement of net sales in amounts sufficient to trigger milestone payments. Additional risks and uncertainties relating to the Company and its business can be found under the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, as filed with the Securities and Exchange Commission and other filings submitted by the Company. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in its expectations after the date of this press release.

About ChromaDex:

ChromaDex Corp. is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), levels of which decline with age. ChromaDex is the innovator behind NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio. ChromaDex maintains a website at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional and financial information about the Company.

About Nestlé Health Science (NHSc)

Nestlé Health Science, a leader in the science of nutrition, is a globally managed business unit of Nestlé.  We are committed to redefining the management of health, offering an extensive portfolio of science-based consumer health, medical nutrition, pharmaceutical therapies, and vitamin and supplement brands. Our extensive research network provides the foundation for products that empower healthier lives through nutrition. Headquartered in Switzerland, we have more than 12,000 employees around the world, with products available in more than 140 countries.

About Tru Niagen®:

Tru Niagen® is a branded dietary supplement brought to market by key nicotinamide riboside innovator and patent holder, ChromaDex. Niagen® nicotinamide riboside (NR), also supplied by ChromaDex, is the sole active ingredient in Tru Niagen®. Multiple clinical trials demonstrate Niagen® is proven to boost NAD+ (nicotinamide adenine dinucleotide) levels, which decline with age. Only Niagen® has twice been successfully reviewed under FDA's new dietary ingredient (“NDI”) notification program and has also been successfully notified to the FDA as generally recognized as safe (“GRAS”).

ChromaDex Media Contact:

Kendall Knysch, Director of Media Relations

310-388-6706 ext. 689

kendall.knysch@chromadex.com

ChromaDex Investor Relations Contact:

Tom Shumaker, LifeSci Advisors, Managing Director

1-917-929-7600

tshumaker@lifesciadvisors.com